Exhibit 4.1

REVOLVING PROMISSORY NOTE

Dated as of July 19, 2016

between

Walker Innovation Inc.

and

Walker Digital, LLC

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	INTEREST PROVISIONS	7
2.1	Interest Rate	7
2.2	Computation of Interest	8
2.3	Default Rate	8
2.4	Payment Dates	8

ARTICLE III	LOANS, PRINCIPAL PAYMENTS AND PREPAYMENTS	8
3.1	Commitment Amount	8
3.2	Revolving Credit Commitment	8
3.3	Request for Loans and Funding	8
3.4	Monthly Loan Limit	9
3.5	Principal Payments	9
3.6	Voluntary Prepayment	9
3.7	Mandatory Prepayment.	9
3.8	Application of Certain Prepayments	9

ARTICLE IV	USE OF PROCEEDS	10

ARTICLE V	PAYMENTS	10
5.1	Receipt of Payments	10
5.2	Application and Allocation of Payments	10
5.3	Accounting	10

ARTICLE VI	INDEMNITY	10

ARTICLE VII	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS	11
7.1	Existence; Compliance with Law	11
7.2	Executive Offices; Corporate or Other Names	12
7.3	Corporate Power; Authorization; Enforceable Obligations	12
7.4	Quarterly Statements; Books and Records	12
7.5	Material Adverse Change	12
7.6	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	12
7.7	Government Regulation; Margin Regulations	13
7.8	Taxes	13
7.9	Payment of Obligations	13
7.10	Litigation	13
7.11	Full Disclosure	13
7.12	Conduct of Business; Maintenance of Existence	13
7.13	Further Assurances	14

TABLE OF CONTENTS

Page

ARTICLE VIII	FINANCIAL MATTERS; REPORTS	14
8.1	Reports and Notices	14
8.2	Financial Covenant of Lender	14
8.3	Other Reports and Information	14
8.4	Communication with Accountants	14

ARTICLE IX	NEGATIVE COVENANTS	15

ARTICLE X	EVENTS OF DEFAULT: RIGHTS AND REMEDIES	16
10.1	Events of Default	16
10.2	Remedies	17
10.3	Waivers by Credit Parties	18

ARTICLE XI	MISCELLANEOUS	18
11.1	Complete Agreement; Modification of Note	18
11.2	Expenses	18
11.3	Rules of Construction	18
11.4	No Waiver	19
11.5	Severability; Section Titles	19
11.6	Notices	20
11.7	Counterparts	20
11.8	Successors and Assigns	20
11.9	GOVERNING LAW	20
11.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.	21
11.11	Reinstatement	21
11.12	Advice of Counsel	21
11.13	No Strict Construction	22

ARTICLE XII	REPLACEMENT OF NOTE	22

ARTICLE XIII	SECURITY INTEREST	22

REVOLVING PROMISSORY NOTE

$1,500,000.00

July 19, 2016

FOR VALUE RECEIVED, WALKER INNOVATION INC., a Delaware Corporation (“Borrower”), hereby promises to pay to the order of WALKER DIGITAL, LLC, a Delaware limited liability company (the “Lender”), or its registered assigns, on the Stated Expiry Date (as hereinafter defined) or earlier as hereinafter provided the principal sum of up to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) (the “Commitment Amount”)

The parties agree as follows:

ARTICLE I
Definitions

Capitalized terms used in this Note and the other Loan Documents shall have (unless otherwise provided elsewhere in this Note or such Loan Documents) the following respective meanings:

1.1              “Affiliate” means, with respect to any Person: (a) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (b) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this Section 1.1, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

1.2              “Annual Statements” means a copy of the most current 10-K of Borrower as required to be filed by the U.S. Securities and Exchange Commission that gives a comprehensive summary of Borrower’s financial performance for the most recently ended Fiscal Year.

1.3              “Available Cash” means, as of any given date, the aggregate of (a) deposit and demand accounts maintained by Borrower at any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America or having a rating of at least A-1 or P-1 from either S&P or Moody’s held by Borrower; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 180 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the Borrower or any Subsidiary of the Borrower or any of its Affiliates; and (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within 180 days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000.

1.4              “Availability Period” means any period after the Closing Date during which Borrower’s available cash amount is below the Minimum Available Cash Threshold and ending upon the occurrence of any of the following events: (a) the Stated Expiry Date, (b) at any time when an Event of Default has occurred and is continuing or (c) whenever the available cash amount is at or above the Minimum Available Cash Threshold; provided that the Availability Period shall recommence once the condition described in clause (c) is no longer in effect, and at Lender’s election, once the condition described in clause (b) is no longer in effect.

1.5              “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

1.6              “Capital Lease Obligations” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

1.7              “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

1.8              “Chattel Paper” means all “chattel paper,” as such term is defined in the Code, now owned or hereafter acquired by any Person.

1.9              “Closing Date” means the date on which this Note is executed by each party hereto.

1.10          “Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Note relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

1.11          “Collateral” means any and all assets in which Lender is granted a Lien to secure the Obligations.

1.12          “Collection Account” means that certain account of Lender, account number 1255333231 at Citibank, N.A., ABA No. 221172610 or any account, bank and ABA number designated by Lender as the Collection Account upon written notice to Borrower.

2

1.13          “Commitment Amount” is defined in the Preamble.

1.14          “Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

1.15          “Default” means any Event of Default or any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

1.16          “Default Rate” is defined in Section 2.3.

1.17          “Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

1.18          “Dollars” or “$” means lawful currency of the United States of America.

1.19          “Event of Default” is defined in Section 10.1.

1.20          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

1.21          “Fees” means any and all fees payable to Lender pursuant to this Note or any of the other Loan Documents or at law.

1.22          “Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

1.23          “Fiscal Year” means the twelve (12) month period of Borrower ending December 31st of each year.

1.24          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

1.25          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.26          “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (a) to purchase or repurchase any such primary obligation; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

3

1.27          “Indebtedness” of any Person shall mean: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than forty-five (45) days past due); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all Capital Lease Obligations; (e) all Guaranteed Indebtedness; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) the Obligations.

1.28          “Indemnified Liabilities” and “Indemnified Person” have the respective meaning assigned to them in ARTICLE VI.

1.29          “Index Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender). Any change in the Index Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate for such period.

1.30          “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Person.

1.31          “Interest Rate” means a rate per annum equal to the Index Rate.

1.32          “IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successor thereto.

1.33          “Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

1.34          “Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

4

1.35          “Loan Documents” means this Note, the Pledge Agreement and all security agreements, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.

1.36          “Loan Request” is defined in Section 3.3.

1.37          “Loans” means the loans evidenced by this Note and any renewals, extensions, revisions, modifications or replacements therefor or thereof.

1.38          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower, (b) Borrower’s ability to pay or perform the Obligations under the Loan Documents, (c) the Collateral or Lender’s Liens on the Collateral or the priority of any such Lien, or (d) Lender’s rights and remedies under this Note and the other Loan Documents.

1.39          “Minimum Actionable Amount” means Three Hundred Thousand Dollars ($300,000.00).

1.40          “Minimum Available Cash Threshold” means Available Cash in an amount equal to Two Million Dollars ($2,000,000.00).

1.41          “Note” means this Promissory Note executed by Borrower in favor of Lender.

1.42          “Obligations” means all loans, advances, debts, expense reimbursements, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement between Borrower and Lender, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest accruing at the then applicable rate provided in this Note after the maturity of the Loans and interest accruing at the then applicable rate provided in this Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Borrower under any of the Loan Documents, and all principal and interest due in respect of the Loans.

1.43          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

5

1.44          “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Note; (b) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business in an aggregate amount, including the encumbrances listed in clause (i), not to exceed Five Hundred Thousand Dollars ($500,000.00); (d) deposits securing public or statutory obligations of Borrower; (e) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business so long as such Liens attach only to Equipment, fixtures or real estate; (f) carriers’, warehouseman’s’, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $100,000 at any time so long as such Liens attach only to Inventory; (g) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (h)  zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (i) Purchase Money Liens securing Purchase Money Indebtedness in an aggregate amount, including the encumbrances listed in clause (c), not to exceed Five Hundred Thousand Dollars ($500,000.00); (j) Liens in existence on the Closing Date as disclosed on Schedule 1.44; and (k) Liens in favor of Lender securing the Obligations.

1.45          “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

1.46          “Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, between Borrower and Lender.

1.47          “Purchase Money Indebtedness” means (a) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset; (b) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset; and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

1.48          “Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

1.49          “Quarterly Statements” means a copy of the most current 10-Q of Borrower as required to be filed by the U.S. Securities and Exchange Commission that gives a comprehensive summary of Borrower’s financial performance for the most recently ended Fiscal Quarter.

1.50          “Requirement of Law” means as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

6

1.51          “Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s Stock; (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower in violation of any subordination or other agreement made in favor of Lender; (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than that arising under this Note; or (d) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person which is not expressly and specifically permitted in this Note; provided, that no payment to Lender shall constitute a Restricted Payment.

1.52          “Stated Expiry Date” means July 19, 2019.

1.53          “Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

1.54          “Stockholder” means each holder of Stock of Borrower.

1.55          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise; and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

1.56          “Taxes” shall means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

1.57          “Termination Date” means the date on which all Obligations are indefeasibly paid in full, in cash.

ARTICLE II
Interest Provisions

2.1              Interest Rate. Borrower promises to pay interest on the principal amount outstanding of this Note at the Interest Rate. Interest on this Note shall accrue from the date of issuance until repayment of the principal amount and payment of all accrued interest and Fees in full.

7

2.2              Computation of Interest. All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

2.3              Default Rate. Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the interest rates applicable to the Loans shall automatically be increased by four percentage points (4%) per annum without any notice to Borrower or any other action of Lender (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate.

2.4              Payment Dates. If any interest or other payment (including Fees) to Lender under this Note becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day (and interest thereon shall be payable at the then applicable rate during such extension).

ARTICLE III
Loans, Principal Payments and Prepayments

3.1              Commitment Amount. Subject to the terms and conditions herein set forth, Lender agrees, during the Availability Period, to extend to Borrower a revolving line of credit as more fully set forth in Section 3.2 hereof in an aggregate amount not to exceed the Commitment Amount.

3.2              Revolving Credit Commitment. Subject to the terms and conditions herein set forth, Lender shall make, on any Business Day during the Availability Period, Loans to Borrower at any time and from time to time in an aggregate outstanding principal amount up to the Commitment Amount at any such time. Subject to the terms and conditions herein, Borrower may borrow, repay without penalty or premium and re-borrow Loans hereunder, during the Availability Period and, for the avoidance of doubt, may repay without penalty or premium notwithstanding the occurrence of an Availability Period.

3.3              Request for Loans and Funding. Each Loan shall be made upon Borrower’s written notice to Lender (a “Loan Request”) accompanied by a certificate of the chief financial officer or other officer of the Borrower, substantially in the form provided in Exhibit A attached hereto (the “CFO Certificate”), stating the Available Cash of the Borrower as of the date of the Loan Request and such Loan Request and CFO Certificate must be received by Lender not later than thirty (30) days prior to the requested date of such Loan. On the requested day of such Loan, Lender shall deliver the proceeds of such Loan in immediately available funds to an account designated by Borrower to Lender in writing.

8

3.4              Monthly Loan Limit. Subject to the terms and conditions herein set forth, the Lender shall not be obligated to advance Loans to Borrower in any calendar month of more than a total of Two Hundred Thousand Dollars ($200,000.00).

3.5              Principal Payments. Subject to acceleration following the occurrence of an Event of Default, Borrower shall pay the principal amount due under this Note and all accrued and unpaid interest on the Stated Expiry Date.

3.6              Voluntary Prepayment. Borrower may at any time on at least five (5) days’ prior written notice to Lender voluntarily prepay all or part of the Loan; provided that any such prepayments shall be in a minimum amount of Five Thousand Dollars ($5,000.00) and integral multiples of Five Thousand Dollars ($5,000.00) in excess of such amount.

3.7              Mandatory Prepayment.

(a)                Immediately upon receipt by Borrower of any cash proceeds of any asset disposition, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith, (ii) transfer taxes, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. The proceeds of sales of inventory in the ordinary course of business, patent enforcement litigation and the sale of warrants or Class A Common Shares of Upside Commerce Group, LLC (other than Pledged Warrant Shares (as defined in the Pledge Agreement)) subject to the Warrant Agreement (as defined in the Pledge Agreement) shall not be subject to mandatory prepayment under this clause (a).

(b)               If Borrower issues any Stock, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.

(c)                Prepayments from insurance or condemnation proceeds shall be applied in accordance with Section 3.8.

(d)               Nothing in this Section 3.7 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Note or the other Loan Documents.

3.8              Application of Certain Prepayments. Any prepayments made by Borrower pursuant to Sections 3.6 and 3.7 above shall be applied as follows: first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loan; and third, to prepay the principal of the Loan until the Loans shall have been prepaid in full.

9

ARTICLE IV
Use of Proceeds

Borrower shall use the proceeds of the Loan for working capital and other general corporate purposes

ARTICLE V
Payments

5.1              Receipt of Payments. Borrower shall make each payment under this Note without set-off, counterclaim or deduction and free and clear of all Taxes not later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made.

5.2              Application and Allocation of Payments. Any payments made by Borrower to the Lender shall be applied in the same order as provided in Section 3.8 hereof.

5.3              Accounting. Lender is authorized to record on its books and records the date and amount of the Loans and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrower on a quarterly basis a statement and accounting of such recordations but any failure on the part of the Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower under this Note. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.

ARTICLE VI
Indemnity

Borrower agrees to indemnify and hold Lender and its Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Note and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Note and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

10

ARTICLE VII
Representations, Warranties And Affirmative Covenants

To induce Lender to make the Loans, Borrower represents and warrants to Lender (each of which representations and warranties shall survive the execution and delivery of this Note), and promise to and covenant and agree with Lender until the Termination Date as follows:

7.1              Existence; Compliance with Law. Borrower: (a) is, as of the Closing Date, and will continue to be (i) a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over Borrower that are necessary or appropriate for the conduct of its business.

7.2              Executive Offices; Corporate or Other Names. Schedule 7.2 sets forth (a) Borrower’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of Borrower, (c) the organizational identification number issued by Borrower’s state of incorporation or organization or a statement that no such number has been issued, (d) Borrower’s state of organization or incorporation, and (e) the location of Borrower’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule, such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five (5) years, except as set forth in Schedule 7.2, Borrower has not been known as or conducted business in any other name (including trade names). Borrower has only one state of incorporation or organization.

11

7.3              Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the creation of all Liens provided for in the Loan Documents: (a) are and will continue to be within Borrower’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of Borrower; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf Borrower, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

7.4              Quarterly Statements; Books and Records. The Quarterly Statements delivered by Borrower to Lender for its most recently ended Fiscal Quarter, are true, correct and complete and reflect fairly and accurately the financial condition of such Borrower as of the date of each such Quarterly Statement in accordance with GAAP. Borrower shall keep adequate books and records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Quarterly Statements. At any time when Borrower’s Available Cash is less than $2,500,000.00, within forty-five (45) days of the end of each month, Borrower shall deliver a statement reflecting the calculation of Available Cash as of the last Business Day of such month to Lender.

7.5              Material Adverse Change. Except as set forth in the Schedules attached hereto, between the date of Borrower’s most recently audited Quarterly Statements delivered to Lender and the Closing Date no events have occurred that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of Borrower has or could reasonably be expected to have a Material Adverse Effect and Borrower is not in default, and to Borrower’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

7.6              Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 7.6, as of the Closing Date, Borrower has no other Subsidiaries, is not engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of the Borrower (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is set forth in Schedule 7.6. All outstanding Indebtedness of Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) as of the Closing Date is described in Schedule 7.6. All Liens existing against the Borrower or any of its assets, as of the Closing Date, are listed in Schedule 1.44.

12

7.7              Government Regulation; Margin Regulations. Borrower is not subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge the Collateral, or to perform its obligations under the Loan Documents. The making of the Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. Borrower is not engaged, nor will it engage in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). Borrower does not own any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Note will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. Borrower will not take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

7.8              Taxes. Except as disclosed in Schedule 7.8 all tax returns, reports and statements required by any Governmental Authority to be filed by Borrower have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against Borrower or any Borrower’s property.

7.9              Payment of Obligations. Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

7.10          Litigation. No Litigation is pending or, to the knowledge of Borrower, threatened by or against Borrower or against Borrower’s properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, except as set forth in Schedule 7.10, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 7.10, as of the Closing Date there is no Litigation pending or threatened against Borrower that seeks damages in excess of the Minimum Actionable Amount or injunctive relief or alleges criminal misconduct of Borrower. Borrower shall notify Lender promptly upon learning of the existence, threat or commencement of any Litigation against Borrower or any allegation of criminal misconduct against Borrower.

7.11          Full Disclosure. No information contained in any Loan Document, the Quarterly Statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

13

7.12          Conduct of Business; Maintenance of Existence. Borrower (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder and preserve all of its rights, privileges and franchises necessary and desirable in connection therewith, and (b) shall at all times maintain, preserve and protect all of the Collateral and Borrower’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

7.13          Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Note and the other Loan Documents, (b) to protect, preserve and maintain Lender’s rights in the Collateral, or any of it, or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

ARTICLE VIII
Financial Matters; Reports

8.1              Reports and Notices. Borrower represents, agrees and promises that from and after the Closing Date until the Termination Date, Borrower shall deliver to Lender within forty-five (45) days following the end of each Fiscal Quarter, the Quarterly Statements for such Fiscal Quarter certified by an independent certified accounting firm acceptable to Lender and, within ninety (90) days following the end of each Fiscal Year, the annual public filings for such Fiscal Year, the Annual Statement for such Fiscal Year certified by an independent certified accounting firm acceptable to Lender.

8.2              Financial Covenant of Lender. At all times, during the term of this Note, Lender shall maintain an adequate amount of capital sufficient to comply with its obligations to provide Loans to Borrower. Without limiting the foregoing, from September 1, 2016 until the Stated Expiry Date, Lender shall maintain capital not less than the lesser of Seven Hundred Fifty Thousand Dollars ($750,000.00) and the unborrowed Commitment Amount. The Lender shall notify Borrower within three (3) Business Days of Lender’s knowledge that it is unable to comply with its obligations to provide Loans to Borrower or to otherwise comply with its obligations under this Note. Notwithstanding the foregoing, Lender has no obligation to segregate any amount of the Commitment Amount except for the purpose of funding a Loan pursuant to the terms of this Note.

8.3              Other Reports and Information. Borrower shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; and (b) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or the Collateral as Lender may request, all in reasonable detail.

14

8.4              Communication with Accountants. Borrower authorizes Lender to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to Lender information relating to Borrower with respect to the business, results of operations and financial condition of Borrower.

ARTICLE IX
Negative Covenants

Borrower covenants and agrees that, without Lender’s prior written consent, from the Closing Date until the Termination Date, it shall not, directly or indirectly, by operation of law or otherwise:

(a)                merge with, consolidate with, acquire all or substantially all of the assets of, or otherwise combine with or make any investment in or loan or advance to, any Person or form any Subsidiary;

(b)               make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or engage in any business other than that presently engaged in or amend its charter or by-laws or other organizational documents;

(c)                create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(d)               sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not prohibit the sale of inventory, patents or obsolete or unnecessary equipment in the ordinary course of its business);

(e)                change (i) its name as it appears in official filings in the state of its incorporation or organization, (ii) its chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization;

(f)                make or permit any Restricted Payment; or

(g)               cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations; (ii) Indebtedness existing as of the Closing Date set forth in Schedule 7.6; (iii) deferred taxes; (iv) by endorsement of Instruments or items of payment for deposit to the general account of Borrower; (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Note; and (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Closing Date in an aggregate outstanding amount for the Borrower not exceeding Five Hundred Thousand Dollars ($500,000.00);

15

ARTICLE X
Events Of Default: Rights And Remedies

10.1          Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Lender in accordance with the terms of this Note:

(a)                Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable; or

(b)               Borrower shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Note or any of the other Loan Documents; or

(c)                an event of default shall occur under any Contractual Obligation of Borrower (other than this Note and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

(d)               any representation or warranty in this Note or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by Borrower shall be untrue or incorrect as of the date when made or deemed made; or

(e)                there shall be commenced against any Borrower any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(f)                a case or proceeding shall have been commenced involuntarily against Borrower in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, and seeking either (x) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Note or any other Loan Document or any action taken hereunder or thereunder; or

16

(g)               Borrower shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section or clauses (i) and (ii) of this paragraph (g), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(h)               a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against Borrower, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within fifteen (15) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment; or

(i)                 any other event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect and Lender shall have given Borrower notice thereof; or

(j)                 any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral.

10.2          Remedies. If any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, including contingent liabilities, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default specified in Sections 10.1(e), (f) or (g), the Obligations shall become immediately due and payable without any action on the part of the Lender. Lender’s rights and remedies under this Note shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Note are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Note invalid or unenforceable, in whole or in part.

17

10.3          Waivers by Credit Parties. Except as otherwise provided for in this Note and to the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Note, the other Loan Documents and the transactions evidenced hereby and thereby.

ARTICLE XI
Miscellaneous

11.1          Complete Agreement; Modification of Note. This Note and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), and no Loan Document may be modified, altered or amended except by a written agreement signed by Lender, and Borrower. Borrower shall have all duties and obligations under this Note and such other Loan Document from the date of its execution and delivery, regardless of whether the Loan has been funded at that time.

11.2          Expenses. Borrower agrees to pay or reimburse Lender for all costs and expenses (including the fees and expenses of all special counsel, advisors, consultants, incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder; (b) collection, including deficiency collections; (c) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any Loan (including a wire transfer fees); (d) any amendment, extension, modification or waiver of, or consent with respect to any Loan Document or advice in connection with the administration of the Loans or the rights thereunder; (e) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person or Persons), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort (i) to monitor the Loans, (ii) to evaluate, observe or assess Borrower, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

11.3          Rules of Construction. Any accounting term used in this Note or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Note or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Note as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Note. For purposes of this Note and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

18

11.4          No Waiver. Neither Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, (a) shall waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default under any Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower to Lender contained in any Loan Document and no Default by Borrower under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

11.5          Severability; Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or the rights of Lender relating to any unpaid Obligation (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of Borrower under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19

11.6          Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Note, each such notice, demand, request or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule A or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request or other communication to any Person (other than any Borrower or Lender) designated in Schedule A to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request or other communication.

11.7          Counterparts. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Lender, electronic means, all of which shall be equally valid.

11.8          Successors and Assigns. Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by Borrower or without the prior express written consent of Lender shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Lender reserves the right at any time to create and sell participations in the Loans and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Loan Documents.

11.9          GOVERNING LAW. THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

20

11.10      SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)                BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE A OF THIS NOTE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(b)               THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.11      Reinstatement. This Note shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or otherwise, all as though such payments had not been made.

11.12      Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Note and, specifically, the provisions of Sections 11.10 and 11.11, with its counsel.

21

11.13      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note.

ARTICLE XII

Replacement of Note

On receipt by Borrower of an affidavit of an authorized representative of Lender stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of this Note), Borrower, at Lender’s expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.

ARTICLE XIII
Security Interest

The obligations under this Note are secured by a security interest granted to the Lender in the Collateral as more fully described in the Loan Documents.

[Signature Page Follows]

22

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed as of the date first written above.

Walker Innovation Inc.

By:  /s/ Jonathan Ellenthal

Name: Jonathan Ellenthal
Title: CEO

Walker Digital, LLC

By:  /s/ Jay S. Walker

Name: Jay S. Walker
Title: Chairman

EXHIBIT A

CFO Certificate

Walker Digital, LLC

2 High Ridge Park

Stamford, CT 06905

Jay S. Walker

(203) 461-7111

Re:	Loan Request dated [●]

Ladies and Gentlemen:

Reference is made to that certain Revolving Promissory Note (the “Note”), dated as of July 19, 2016, between Walker Innovation Inc., as Borrower, and Walker Digital, LLC, as Lender. Capitalized terms used but no otherwise defined herein shall have the meanings assigned to such terms in the Note.

In connection with the Loan Request dated [________], 20[__], please note that as of the date of such Loan Request the Available Cash of the Borrower was [_____________] Dollars ($[___________]).

WALKER INNOVATION INC.

By: _______________________

Name:

Title:

SCHEDULE A

LENDER’S AND BORROWER’S ADDRESSES FOR NOTICES

Lender’s Address:
Name:	Walker Digital, LLC
Address:	2 High Ridge Park Stamford, CT 06905
Attn:	Jay S. Walker
Telephone:	(203) 461-7111

with a copy to:
Name:	Walker Digital, LLC
Address:	2 High Ridge Park Stamford, CT 06905
Attn:	Karen Romaine
Tel:	(203) 461-7121

Borrower’s Address:
Name:	Walker Innovation Inc.
Address:	2 High Ridge Park Stamford, CT 06905
Attn:	Chief Financial Officer
Telephone:	(203) 461-7360

with a copy to:
Name:	Walker Innovation Inc.
Address:	2 High Ridge Park Stamford, CT 06905
Attn:	General Counsel
Tel:	(203) 461-7353

SCHEDULE 1.44

LIENS

None.

SCHEDULE 7.2

ORGANIZATIONAL INFORMATION

WALKER INNOVATION INC.
Federal Tax Identification Number	30-0342273
Organization Identification Number	4245993

Or Statement that no such number has been issued

State of Incorporation or Organization	Delaware

Chief Executive Office	2 High Ridge Park, Stamford, CT 06905

Locations of Inventory and other Collateral	2 High Ridge Park, Stamford, CT 06905

Other Corporate Names:	Patent Properties, Inc. Global Options Group, Inc.

Other Trade Names:	Life Stages Haystack IQ The United States Patent Utility

SCHEDULE 7.6

STOCK, AFFILIATES AND INDEBTEDNESS

SUBSIDIARIES

Name	Type	Percentage owned by Borrower
Inventor Holdings, LLC	Delaware limited liability company	100%
Certified Measurement, LLC	Delaware limited liability company	100% owned by Inventor Holdings, LLC

AFFILIATES

Walker Digital, LLC

Jay S. Walker

Other companies that are affiliates of Jay S. Walker or Walker Digital, LLC.

Issued and Outstanding Stock

Class of Stock	Number of Stock
Preferred stock, $0.001 par value	15,000,000 shares authorized
Series B Convertible Preferred stock, $0.001 par value	14,999,000 shares designated, issued and outstanding, as of July 19, 2016
Common stock, $0.001 par value	100,000,000 shares authorized 21,134,744 shares issued, as of July 19, 2016
Treasury stock	393,172, at cost, as of July 19, 2016
Shares reserved for issuance under employee stock option plans	5,607,342, as of July 19, 2016
Warrant to purchase Class A Common Shares in Upside Commerce Group, LLC at $0.06 per share	16,400,000 Class A Common Shares

INDEBTEDNESS

None.

SCHEDULE 7.8

TAXES

None

SCHEDULE 7.10

LITIGATION

Bed Bath & Beyond

On April 8, 2014, Inventor Holdings, LLC (“IH LLC”), a subsidiary of Walker Innovation Inc. (the “Company”), filed suit alleging infringement by Bed Bath & Beyond (“Bed Bath”) of one or more claims of U.S. Patent 6,381,582 in the United States District Court for the District of Delaware, Docket 14-448. The complaint seeks damages for past, present and future infringement. On August 21, 2015, the District Court granted a Motion for Judgment on the Pleadings by Bed Bath, finding US Patent No. 6,381,582 invalid under 35 U.S.C. Section 101. IH LLC subsequently filed an appeal with the Federal Circuit challenging the District Court’s Section 101 Ruling. On April 7, 2016, the Federal Circuit affirmed the District Court’s ruling invalidating the patent. Bed Bath sought its fees and costs for both the District Court and Federal Circuit proceedings from IH LLC. On May 31, 2016, the Court granted, in part, Bed Bath’s motion for attorney’s fees and costs. Pursuant to that order, Bed Bath was ordered to recalculate its costs and fees by June 14, 2016. In response, Bed Bath requested fees and costs of approximately $953,000.00 for both the District Court and Federal Circuit proceedings from IH LLC. The District Court approved fees and costs in the amount of $953,000.00 on July 14, 2016. IH LLC is evaluating its options in this regard, including further appeal, a negotiated settlement with Bed Bath or payment of the full amount.

Alstom Grid, Inc.

On January 22, 2015, Alstom Grid, Inc. (“Alstom”) filed a complaint for declaratory judgment of non-infringement of U.S. Patents 5,828,751, 6,282,648, 6,289,453 and 8,549,310 against Certified Measurement LLC, a subsidiary of IH, LLC, in the United States District Court for the District of Delaware, Docket No. 15-072. On February 5, 2015, Certified Measurement LLC filed a counterclaim alleging infringement of one or more claims of such patents seeking damages for past, present and future infringement. On July 22, 2016, the Court will hold a claim construction hearing and a hearing on Alstom Grid’s motion to invalidate the patents under section 101. A decision on claim construction and the section 101 motion is expected in Fall 2016.

Camera Auto

On April 12, 2011, Walker Digital, LLC (“Walker Digital”) filed suit alleging infringement of one or more claims of U.S. Patent 7,924,323 in the United States District Court for the District of Delaware, Docket No. 11-326. The complaint was filed against Canon U.S.A, Inc., Casio America, Inc., Eastman Kodak Co., Eye-Fi, Inc., Fujifilm U.S.A., Inc., Nikon, Inc., Olympus America, Inc., Pentax of America, Inc., Ricoh Americas Corporation, Samsung Electronics America, Sanyo North America Corporation, Sony Corporation of America and Sony Electronics, Inc. The complaint seeks damages and a permanent injunction. Walker Digital entered into a settlement agreement with Nikon, Inc. on December 19, 2011, Samsung Electronics America on June 14, 2012 and Canon U.S.A. Inc. on March 5, 2013. Walker Digital dismissed each settling party from this suit. On December 29, 2014, Sony Electronics, Inc. filed a request for Ex Parte Reexamination before the United States Patent and Trademark Office of US Patent 7,924,323. On August 12, 2015, a final rejection of all challenged claims in the Ex Parte Reexamination was received from the United States Patent and Trademark Office. IH LLC, as assignee of the patent the subject of the litigation and successor to Walker Digital in the litigation, has reached settlement with Ricoh America’s Corporation and Casio America, Inc. involving the asserted patent and related patents, and is attempting to negotiate settlements with the remaining defendants.

Third Party Settlement.

The Company was engaged in a legal action arising from claims related to certain patent families the Company and IH LLC received from Walker Digital by recorded assignment at the time of a September 18, 2013 merger involving GlobalOptions Group, Inc and Walker Digital (the “Merger”). The legal action arose due to an adverse judicial decision relating to interpretation of the terms of a settlement agreement entered into by Walker Digital with a third party prior to the Merger. Although the judicial decision does not specifically address the Company’s patents, the Company was notified by the Third Party and its assignee (collectively, “Third Party”), that they believe the court's decision supports the Third Party’s claim that a large number of patents had been conveyed to the Third Party by assignment under the settlement agreement.  The Third Party also indicated it may seek damages against the Company arising from that same set of facts.

Walker Digital and the Company and its subsidiaries commenced arbitration on March 31, 2015 against the Third Party seeking reformation of the settlement agreement between the Third Party and Walker Digital. As a result of negotiations among the parties during pendency of the arbitration, the parties entered into a settlement agreement dated June 10, 2016, under which Walker Digital paid the Third Party $250,000.00 and assigned 10 patent assets to the Third Party and the Company and IH LLC assigned 111 patent assets to the Third Party. Pursuant to the settlement agreement, Walker Digital and the Company retain clean title to their remaining patent assets. The parties have exchanged mutual releases. None of the patents assigned to the Third Party in the settlement are currently being enforced in the Company’s licensing and enforcement litigation

The Company and its subsidiaries and Walker Digital entered into a tolling agreement dated June 9, 2015 with respect to claims the Company and its subsidiaries may have against Walker Digital in the event they are required to assign to the Third Party patent assets originally assigned to the Company and IH LLC by Walker Digital at the time of the Merger or if the Company and its subsidiaries are required to pay damages.  The Company is presently evaluating its rights to indemnification from Walker Digital as a consequence of the Third Party settlement.